EXHIBIT 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE

DOLE FOOD COMPANY, INC. ANNOUNCES

$275 MILLION SENIOR SECURED NOTES OFFERING

WESTLAKE VILLAGE, CALIFORNIA — October 21, 2013 — Dole Food Company, Inc. (“Dole”) announced today that it is initiating an offering, subject to market and other conditions, of $275,000,000 aggregate principal amount of its Senior Secured Notes due 2019 (the “Notes”). Dole intends to use the net proceeds from the offering to finance a portion of the consideration for the proposed merger with DFC Merger Corp., a Delaware corporation, and refinance Dole’s existing amended and restated credit agreement, dated as of May 2, 2013, among Dole, Solvest, Ltd., Deutsche Bank AG New York Branch, as administrative agent, and the other parties thereto.

The Notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including, but not limited to, the timing and anticipated completion of the proposed merger and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Dole and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements.

Contact Information

Dole Food Company, Inc.

Beth Potillo

818-879-6733